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MOSSIMO, INC. APPOINTS EDWIN LEWIS AS PRESIDENT & CHIEF EXECUTIVE OFFICER;
FORMER POLO/RALPH LAUREN EXECUTIVE AND TOMMY HILFIGER CHAIRMAN TO HEAD COMPANY

Tuesday, December 1, 1998 03:28 AM         MAIL THIS ARTICLE TO A FRIEND    NEW!

IRVINE, Calif.--(BUSINESS WIRE)--Dec. 1, 1998--Mossimo Giannulli, Chairman of Mossimo, Inc., announced today that the company has named Edwin Lewis president and chief executive officer of Mossimo, Inc. (NYSE:MGX), effective December 1, 1998. Mr. Lewis will spearhead the daily operations of Mossimo, Inc. supporting Mr. Giannulli's role as the creative force behind the design house.

In connection with Mr. Lewis' appointment, the company has granted Mr. Lewis stock options to purchase approximately 5.2 million shares of Mossimo common stock at fair market value. The company has also granted Mr. Lewis options to purchase an additional one million shares of common stock at fair market value, which are subject to certain vesting conditions. Mr. Giannulli, who currently owns approximately 10.4 million shares of Mossimo stock, has agreed to contribute to the company all of the shares issuable to Mr. Lewis for no consideration payable by the company. Mr. Giannulli and Mr. Lewis have entered into a stockholders agreement, which provides that they will initially have equal voting power and will be subject to various restrictions on transfer of their shares. In addition, the stockholders agreement provides that Mr. Giannulli and Mr. Lewis will each be entitled to one board seat on the company's five-member Board of Directors.

Lewis, 48, served as Executive Vice President of Polo, President of Ralph Lauren Women's Wear and Chairman and CEO of Tommy Hilfiger, Inc. He was instrumental in the success of these two multi-billion dollar fashion powerhouses.

"Edwin brings leadership and organizational expertise, critical in taking our company to the next level," said Giannulli. "I strongly feel that this new partnership and shared vision will enable us to become the next great American brand."

"Mossimo, at age 35, is the next generation's premier designer. He understands the marketplace and lives the lifestyle of his customers," said Lewis. "I am very excited to work with Mossimo in this new venture."

John Brincko, the prior president and chief executive officer of the company who was engaged as a turnaround specialist in January 1998, will remain as a consultant at Mossimo, Inc. until his contract expires on December 31, 1998.

Founded in 1987, Mossimo, Inc. is a designer and manufacturer of men's and women's sportswear, with a focus on the contemporary fashion-minded consumer. Mossimo designs are distributed to department and specialty chain stores nationwide.

The matters discussed in this news release with respect to future results are forward looking

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statements that involve risks and uncertainties, including changes in consumer demands and preferences, competition from other lines and uncertainties generally associated with new product introductions and apparel retailing. The historical results achieved are not necessarily indicative of future prospects of the company. More information on factors which could affect the company's financial results is included in the company's 1997 annual report and Form 10-Qs, filed with the S.E.C.

        CONTACT:  Mossimo, Inc.
                  Dan Klores Associates
                  Public Relations, 310/271-0600
                  Bennah Serfaty/Michelle Steinberg/Greg Gibson